Exhibit 99.1

105 Norton Street Newark, NY 14513 Ph: (315) 331-7742 Fax: (315) 331-3547 www.iec-electronics.com

IEC ANNOUNCES FISCAL 2015 THIRD QUARTER REVENUE GROWTH

Newark, New York, August 5, 2015 - IEC Electronics Corp, (NYSE MKT: IEC) today announced results for the third quarter and nine months ended June 26, 2015.

For the third quarter of fiscal year 2015, the Company recorded revenue of $34.4 million, an increase of 4% as compared to revenue of $33 million during the third quarter of the last fiscal year and an increase of 5% sequentially compared to the second quarter of 2015. Gross profit margin for the third quarter improved to 13.7% as compared to 11.5% in the same quarter last year. Selling and administrative expenses, excluding restatement and related expenses, increased to $4.0 million from $3.2 million primarily due to higher temporary labor costs, bad debt expense compared to a benefit in the same quarter last year, and expenses related to the amendment of the Company’s debt agreement and the divestiture of its Southern California Braiding subsidiary. The Company also reported an impairment charge of $4.1 million in the quarter related to its divestiture of SCB. Net loss for the quarter was $4.0 million, or a loss of $0.39 per share, as compared to a net loss of $60,000, or a loss of $0.01 per share, in the same prior year period. Excluding the impairment, IEC would have reported net income of $40,000 or less than $0.01 per share.

Revenues for the nine months ended June 26, 2015 decreased 2% to $98.3 million as compared to revenues of $100 million in the same prior year period. Gross profit margin for the first nine months of fiscal 2015 was 10.7%, down from 11.8% in the same prior year period. The decline in gross profit margin is attributed to lower leverage of overhead at the Company’s Albuquerque and SCB operating locations as well as approximately $0.7 million of additional stock based compensation attributed to the change of control that took place in February 2015, partially offset by better performance at IEC’s other operating locations. Selling and administrative expenses, excluding restatement and related expenses, increased to $14.3 million compared to $10.9 million in the same period last year, primarily due to expenses related to the proxy contest and resulting change of control which totaled $3.3 million. Net loss for the first nine months of fiscal 2015 was $10.3 million, or a loss of $1.03 per share, as compared to a net loss of $16.1 million, or a loss of $1.64 per share in the first nine months of fiscal 2014.

Jeffrey T. Schlarbaum, President & CEO of IEC Electronics said, “We are making steady progress executing the strategies we’ve put in place to stabilize our business, reestablish the confidence of our customers and return to operational excellence. As a result of these initial efforts we’re pleased to have seen organic revenue growth with improved margins and a modest profit excluding the goodwill impairment charge we took during the third quarter. Additionally, we were able to reduce our net debt by approximately $3.0 million during the quarter.”

“Subsequent to the close of the quarter, we divested our SCB subsidiary for roughly $2.5 million. SCB absorbed disproportionate resources relative to its size and strategic importance to our overall business, and the sale allows us to focus on our core business and vertical markets. Our operational improvements, while still at an early stage, are taking hold and we are confident in our ability to continue to drive improved performance and return the business to sustained profitability.” Mr. Schlarbaum concluded.

Conference Call:

IEC will host a conference call, today, Wednesday, August 5, 2015 at 10:00 a.m. Eastern Time, to discuss its financial results for the third quarter and nine months ended June 26, 2015.

The conference call may be accessed in the U.S. and Canada by dialing toll-free (877) 407-9210. International callers may access the call by dialing (201) 689-8049.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing (877) 660-6853 and international callers may dial (201) 612-7415. Callers must enter conference i.d. number 13615360.

To access the live webcast, log onto the IEC website at http://www.iec-electronics.com. The webcast can also be accessed at http://www.InvestorCalendar.com. An online replay will be available shortly after the call.

About IEC Electronics

IEC Electronics is a provider of electronic manufacturing services ("EMS") to advanced technology companies that require mission-critical applications, primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit boards, system level assemblies, a wide array of custom wire and cable harness assemblies, precision metal assemblies, and provides laboratories for advanced research and testing services. As a full service EMS provider, IEC holds all appropriate certifications for the market sectors it supports including ISO 9001:2008, AS9100C, ISO 13485, Nadcap and IPC QML.  IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY, and Albuquerque, NM. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Safe Harbor

This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, and are made in reliance upon the protections provided by such Acts for forward-looking statements.  These forward-looking statements (such as when the Company describes what it "believes", "expects", or "anticipates" will occur, and other similar statements) include, but are not limited to, statements regarding future sales and operating results, future prospects, the capabilities and capacities of business operations, any financial or other guidance and all statements that are not based on historical fact, but rather reflect the Company's current expectations concerning future results and events.  The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events and is subject to various uncertainties and other factors that may cause the Company's actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements.

The following important factors, among others, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company's forward-looking statements: business conditions and growth or contraction in the Company's customers' industries, the electronic manufacturing services industry and the general economy; variability of the Company's operating results; the Company's ability to control its material, labor and other costs; the Company's dependence on a limited number of major customers; the potential consolidation of the Company's customer base; availability of component supplies; dependence on certain industries; variability and timing of customer requirements; technological, engineering and other start-up issues related to new programs and products; uncertainties as to availability and timing of governmental funding for the Company's customers; the types and mix of sales to the Company's customers; the Company's ability to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions; unforeseen product failures and the potential product liability claims that may be associated with such failures; the availability of capital and other economic, business and competitive factors affecting the Company's customers, the Company's industry and business generally; failure or breach of the Company's information technology systems; natural disasters; and other factors that the Company may not have currently identified or quantified.  Additional risks and uncertainties resulting from the restatement of the Company's financial statements included in the Company's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission ("SEC") on July 3, 2013 and in the Company's Form 10-Q/A filed on the same date are described in detail in the Company's Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on November 25, 2014 (the "2014 Form 10-K").  Any one or more of such risks and uncertainties could have a material adverse effect on the Company or the value of its common stock.  For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see Part I including "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in the 2014 Form 10-K and the Company’s subsequently filed SEC reports.

The Company undertakes no obligation to publicly update or correct any forward-looking statements, whether as a result of new information, future events, or otherwise.  All forward looking statements are expressly qualified by these cautionary statements.

Contact:	Michael T. Williams	John Nesbett or Jennifer Belodeau
	CFO	Institutional Marketing Services (IMS)
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	mwilliams@iec-electronics.com	jbelodeau@institutionalms.com

IEC ELECTRONICS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 26, 2015 and SEPTEMBER 30, 2014
(in thousands, except share and per share data)

	June 26, 2015	September 30, 2014
	(unaudited)	(restated)
ASSETS
Current assets:
Cash	$290	$1,980
Accounts receivable, net of allowance	21,024	22,347
Inventories, net	27,434	22,526
Other current assets	1,952	3,597
Total current assets	50,700	50,450

Fixed assets, net	16,956	17,850
Intangible assets, net	144	2,392
Goodwill	101	2,005
Other long term assets	161	299

Total assets	$68,062	$72,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$14,148	$2,908
Accounts payable	17,695	17,732
Accrued payroll and related expenses	2,177	3,203
Other accrued expenses	1,075	1,008
Customer deposits	5,070	1,553
Total current liabilities	40,165	26,404

Long-term debt	18,867	28,479
Other long-term liabilities	584	708
Total liabilities	59,616	55,591

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value: 500,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value:
Authorized: 50,000,000 shares
Issued: 11,207,612 and 11,146,571 shares, respectively
Outstanding: 10,187,808 and 10,126,767 shares, respectively	112	111
Additional paid-in capital	45,765	44,302
Retained earnings/(accumulated deficit)	(35,902)	(25,554)
Treasury stock, at cost: 1,019,804 shares	(1,529)	(1,454)
Total stockholders' equity	8,446	17,405

Total liabilities and stockholders' equity	$68,062	$72,996

IEC ELECTRONICS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
NINE MONTHS ENDED JUNE 26, 2015 and JUNE 27, 2014
(unaudited; in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
		(restated)		(restated)
Net sales	$34,444	$32,992	$98,276	$99,934
Cost of sales	29,741	29,197	87,757	88,118
Gross profit	4,703	3,795	10,519	11,816

Selling and administrative expenses	4,049	3,195	14,346	10,938
Impairment of goodwill and other intangibles	4,057	—	4,057	—
Restatement and related expenses	298	102	948	2,516
Operating profit/(loss)	(3,701)	498	(8,832)	(1,638)

Interest and financing expense	316	558	1,516	1,410
Other expense/(income)	—	—	—	18
Income/(loss) before income taxes	(4,017)	(60)	(10,348)	(3,066)

Provision for/(benefit from) income taxes	—	—	—	13,039
Net income/(loss)	$(4,017)	$(60)	$(10,348)	$(16,105)

Net income/(loss) per common and common equivalent share:
Basic	$(0.39)	$(0.01)	$(1.03)	$(1.64)
Diluted	(0.39)	(0.01)	(1.03)	(1.64)

Weighted average number of common and common equivalent shares outstanding:
Basic	10,199,431	9,838,872	10,049,395	9,816,974
Diluted	10,199,431	9,838,872	10,049,395	9,816,974